EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                FOR MORE INFORMATION CONTACT:
September 3, 2002                     Media: Annmarie Sartor 318.388.9671
                                      annmarie.sartor@centurytel.com
                                      Investors: Tony Davis 318.388.9525
                                      tony.davis@centurytel.com

              CenturyTel Completes Purchase of Verizon's Missouri
                       Local Exchange Telephone Business

MONROE, La. . . . CenturyTel (NYSE symbol: CTL) completed the acquisition of approximately 354,000 telephone access lines in Missouri from Verizon Saturday, August 31.

     CenturyTel agreed Oct. 22, 2001, to pay Verizon nearly $2.16 billion in cash for its local telephone access lines in Alabama and Missouri. Together, these purchases comprise the largest acquisition in CenturyTel's history.

     With the completion of this acquisition, CenturyTel serves more than 485,000 telephone access lines in Missouri. CenturyTel completed the purchase of approximately 300,000 access lines in Alabama from Verizon on July 1.

     "The Alabama and Missouri transactions further solidify CenturyTel's position as a leading pure-play rural local exchange carrier," said Glen F. Post, III, chairman and CEO of CenturyTel. "These acquisitions also advance CenturyTel's strategy to cluster our markets geographically to achieve operational and network efficiencies."

     CenturyTel, Inc. provides communications services including local exchange, long distance, Internet access and data services to more than three million customers in 22 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the 8th largest local exchange telephone company, based on access lines, in the United States. Visit CenturyTel's corporate Web site at (ww.centurytel.com)